NEWS RELEASE


                                                   FOR IMMEDIATE RELEASE
                                                   ---------------------
FOR FURTHER INFORMATION CONTACT:

Investor Inquiries:                                Media Inquiries:
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Michael Gorin                                      Andrew Merrill, David Pitts
President and Chief Financial Officer              The Abernathy MacGregor Group
(516) 694-6700                                     (212) 371-5999



                             AEROFLEX INCORPORATED
                           COMPLETES TENDER OFFER FOR
                               IFR SYSTEMS, INC.


     PLAINVIEW, NY June 17, 2002 Aeroflex Incorporated (Nasdaq Symbol: ARXX) announced today the successful completion of its tender offer for all of the outstanding shares of IFR Systems, Inc. (Nasdaq Symbol: IFRS), at a price of $1.35 per share. The subsequent offering period for the offer expired at 12:00 midnight, New York City time, on Friday, June 14, 2002.

     Based on information provided by American Stock Transfer & Trust Company, the depositary for the tender offer, approximately 7,415,481 shares of IFR were tendered (including 32,049 shares tendered by notice of guaranteed delivery). This number of shares represents approximately 89.5% of the outstanding shares of IFR, and 80.2% of the shares on a fully diluted basis. Aeroflex, through its wholly owned subsidiary Testco Acquisition Corp., has accepted for payment all shares validly tendered prior to the expiration of the offer.

     Any remaining shares will be acquired in a subsequent second-step merger transaction upon satisfaction or waiver of the conditions to the merger under the merger agreement, including the approval of the merger agreement by holders of shares if required by applicable law. As a result of the purchase of 89.5% of the outstanding shares by Testco Acquisition in the tender offer, Testco Acquisition has sufficient voting power to approve the merger without the vote of any other holder of shares. In addition, if Testco Acquisition acquires 90% or more of the outstanding shares pursuant to the tender offer, the option to purchase shares granted by IFR under the merger agreement, or otherwise, then the merger would be completed without a vote of holders of shares, in accordance with applicable law. Testco Acquisition intends to exercise the option to purchase shares granted under the merger agreement.

     Following the exercise of the option, Aeroflex intends to complete a "short-form" merger of Testco Acquisition and IFR in which IFR will become a wholly owned subsidiary of Aeroflex. In connection with such a "short-form" merger, no stockholder meeting or vote is required under applicable law. In the merger, each share of IFR common stock that was not tendered, other than the shares held by Aeroflex and stockholders validly exercising appraisal rights under Delaware law, will be converted into a right to receive $1.35 in cash without interest. Completion of the merger is expected on June 18, 2002, or as soon thereafter as possible.

About Aeroflex
Aeroflex Incorporated, through its subsidiaries, designs, develops and manufactures state-of-the-art microelectronic module, integrated circuit, interconnect and testing solutions used in broadband communication applications. The Company's common stock trades on the Nasdaq National Market System under the symbol ARXX and is included in the S&P SmallCap 600 index. Additional information concerning Aeroflex Incorporated can be found on the Company's Web site: www.aeroflex.com.

About IFR
IFR is a leading designer and manufacturer of advanced wireless test solutions for communications, avionics and general test and measurement applications. For more information about IFR in the United States, contact: IFR, 10200 West York Street, Wichita, Kansas, 67215-8999. Contact IFR via e-mail at info@IFRSys.com, on the Web at www.IFRSys.com, or be telephone at (800) 835-2352 or (316) 522-4981.

All statements other than statements of historical fact included in this press release regarding Aeroflex's financial position, business outlook, business strategy and plans and objectives of its management for future operations are forward-looking statements. When used in this press release, words such as "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to Aeroflex or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of Aeroflex's management, as well as assumptions made by and information currently available to its management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, competitive factors and pricing pressures, completion of the merger and integration of the business of IFR, changes in legal and regulatory requirements, technological change or difficulties, product development risks, commercialization difficulties and general economic conditions. Such statements reflect our current views with respect to the future and are subject to these and other risks, uncertainties and assumptions relating to Aeroflex's financial condition, results of operations, growth strategy and liquidity.